Exhibit 99.1

   Allegheny Technologies Operations and USW Reach Tentative Labor Agreements

     PITTSBURGH--(BUSINESS WIRE)--Feb. 8, 2007--Allegheny Technologies Incorporated (NYSE:ATI) today announced that the United Steelworkers (USW) and ATI Allegheny Ludlum and ATI's Albany, OR titanium operations have reached tentative four-year agreements covering approximately 3,000 employees. If ratified, the agreements will expire on June 30, 2011. The USW has informed the Company that employees covered by the collective bargaining agreements will soon be notified of the ratification process which is anticipated to be completed by early March. The existing contracts are effective through June 2007.

     This news release contains forward-looking statements, including those related to the ratification of tentative collective bargaining agreements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

     Building the World's Best Specialty Metals Company(TM)

     Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.9 billion during 2006. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


     CONTACT: Allegheny Technologies Incorporated
              Dan L. Greenfield, 412-394-3004